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Exhibit 10.1

AMENDMENT TO
ULTIMATE ELECTRONICS, INC.
BONUS PLAN FOR FISCAL YEAR ENDING
JANUARY 31, 2005

        Effective September 27, 2004, the Ultimate Electronics, Inc. Bonus Plan for Fiscal Year Ending January 31, 2005 is amended to provide a bonus tied to the fourth quarter of fiscal 2005. Each executive officer, vice-president, and director (other than David J. Workman and David A. Carter) is eligible to receive $50,000; $30,000; and $20,000, respectively if certain individual performance objectives are met in the fourth quarter of fiscal 2005, as determined in the sole discretion of the Compensation and Nominating Committee of the Ultimate Electronics, Inc. Board of Directors.

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AMENDMENT TO ULTIMATE ELECTRONICS, INC. BONUS PLAN FOR FISCAL YEAR ENDING JANUARY 31, 2005